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                                                                    Exhibit 23.1



                        INDEPENDENT ACCOUNTANT'S CONSENT






We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-53313) and related Prospectus of Northeast Bancorp for the registration of 350,000 shares of its common stock and to the incorporation by reference therein of our report dated August 6, 1997, with respect to the consolidated financial statements of Northeast Bancorp included in its Annual Report on Form 10-K for the year ended June 30, 1997 and our report dated August 6, 1997, with respect to the supplemental consolidated financial statements of Northeast Bancorp included in its Current Report on Form 8-K dated May 14, 1998, filed with the Securities and Exchange Commission.






Portland, Maine                                       /s/ Baker Newman & Noyes
June 15, 1998                                          Limited Liability Company